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                                  EXHIBIT 11.1
                      REXON INCORPORATED AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
              Fiscal Periods Ended April 2, 1995 and April 3, 1994
                     (in thousands, except per share data)


                                                                     Quarter Ended               Six Months Ended
                                                                  --------------------        ---------------------
                                                                  April 2,    April 3,        April 2,     April 3,
                                                                    1995        1994            1995         1994
                                                                  --------    --------        --------     --------
                                                                                    (Unaudited)
Net income                                                        $ 723       $   35          $ 1,054      $   38
Less Preferred Stock dividends                                       60           59              120          85
                                                                  -----       ------          -------      ------
Net income (loss) attributable to Common Stock
 used to compute primary earnings per share                         663          (24)             934         (47)
                                                                  =====       ======          =======      ======

Add interest on convertible subordinated notes payable
 (net of taxes at the Company's effective
 tax rate of 20%)                                                     0            0                0           0

Net income (loss) attributable to Common Stock used
 to compute fully diluted earnings per share.                    $  663       $  (24)         $   934      $  (47)

Primary earnings per share:
Average number of shares of:
  Common Stock and Common Stock
  Equivalents outstanding:                                       10,522         9,816          10,408       9,673

Primary earnings per share                                      $   .06       $   .00         $   .09      $  .00
                                                                =======       =======         =======      ======

Fully diluted earnings per share:
  Weighted average number of Common
   shares outstanding:                                           10,522         9,816          10,408       9,673

    Dilutive effect of stock options
     after application of treasury stock method                     -0-            -0-             -0-         -0-

Dilutive effect of convertible subordinated
 notes payable and convertible preferred stock                     - 0-            -0-             -0-         -0-

Number of shares used to compute fully
 diluted earnings per share                                     10,522          9,816          10,408       9,673

Fully diluted earnings per share                               $   .06         $  .00         $   .09      $  .00
                                                               =======         ======         =======      ======





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